Exhibit 99.1

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2024 RESULTS

Net Sales of $2.7 Billion Compared to $2.6 Billion in the Year-Ago Quarter

Comparable Sales Increased 1.6%

Net Income of $313.1 Million or $6.47 Per Diluted Share

Company Updates Fiscal 2024 Guidance

Bolingbrook, IL – May 30, 2024 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“first quarter”) ended May 4, 2024.

	13 Weeks Ended
	May 4,	April 29,
(Dollars in millions, except per share data)	2024	2023
Net sales	$2,725.8	$2,634.3
Comparable sales (1)	1.6%	9.3%
Gross profit (as a percentage of net sales)	39.2%	40.0%
Selling, general and administrative expenses	$665.9	$612.1
Operating income (as a percentage of net sales)	14.7%	16.8%
Diluted earnings per share	$6.47	$6.88
New store openings, net	10	4

(1)	Comparable sales are calculated based on the comparable 13 calendar weeks in the current and prior year.

“The Ulta Beauty team delivered net sales growth of 3.5% and comparable sales growth of 1.6% in a dynamic operating environment. I am proud of how our teams continued to execute our transformational agenda, adapt to a rapidly evolving marketplace, and thoughtfully manage expenses across the enterprise,” said Dave Kimbell, chief executive officer. “We have a clear plan to accelerate our momentum and continue delivering a best-in-class assortment and engaging experiences for our guests. I remain confident in our differentiated model, the resilience of the beauty category, and our ability to execute against our plans, but we have adjusted our annual guidance as we anticipate the dynamics we faced in the first quarter to continue for the balance of the year.”

First Quarter of Fiscal 2024 Compared to First Quarter of Fiscal 2023

●	Net sales increased 3.5% to $2.7 billion compared to $2.6 billion, primarily due to increased comparable sales, new store contribution, and growth in other revenue.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 1.6% compared to the first quarter of fiscal 2023, driven by a 1.3% increase in transactions and a 0.3% increase in average ticket.

●	Gross profit increased 1.4% to $1.07 billion compared to $1.05 billion. As a percentage of net sales, gross profit decreased to 39.2% compared to 40.0%, primarily due to lower merchandise margins and higher inventory shrink, partially offset by growth in other revenue.
●	Selling, general and administrative (“SG&A”) expenses increased 8.8% to $665.9 million compared to $612.1 million. As a percentage of net sales, SG&A expenses increased to 24.4% compared to 23.2%, primarily due to higher corporate overhead for strategic investments, higher store payroll and benefits, and higher store expenses.
●	Operating income was $400.9 million, or 14.7% of net sales, compared to $442.1 million, or 16.8% of net sales.
●	The tax rate increased to 23.2% compared to 22.8% primarily due to a reduced benefit from income tax accounting for stock-based compensation.
●	Net income was $313.1 million compared to $347.1 million.
●	Diluted earnings per share was $6.47, including a $0.10 benefit due to income tax accounting for stock-based compensation, compared to $6.88, including a $0.14 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the first quarter of fiscal 2024 totaled $524.6 million.

Merchandise inventories, net at the end of first quarter of fiscal 2024 increased to $1.9 billion compared to $1.8 billion at the end of the first quarter of fiscal 2023. The increase was primarily due to inventory to support new brand launches, 36 net new stores, and an increase in distribution center inventory primarily due to the opening of the market fulfillment center in Greer, SC.

Share Repurchase Program

During the first quarter of fiscal 2024, the Company repurchased 588,004 shares of its common stock at a cost of $285.1 million. As of May 4, 2024, $1.8 billion remained available under the $2.0 billion share repurchase program announced in March 2024.

Store Update

During the first quarter of fiscal 2024, we opened 12 new stores, closed two stores, and relocated one store. At the end of the first quarter of fiscal 2024 the Company operated 1,395 stores totaling 14.6 million square feet.

Fiscal 2024 Outlook

The Company has updated its outlook for fiscal 2024.

	Prior FY24 Outlook	Updated FY24 Outlook
Net sales	$11.7 billion to $11.8 billion	$11.5 billion to $11.6 billion
Comparable sales	4% to 5%	2% to 3%
New stores, net	60-65	no change
Remodel and relocation projects	40-45	no change
Operating margin	14.0% to 14.3%	13.7% to 14.0%
Diluted earnings per share	$26.20 to $27.00	$25.20 to $26.00
Share repurchases	approximately $1 billion	no change
Interest income	approximately $11 million	approximately $13 million
Effective tax rate	approximately 24.3%	approximately 24%
Capital expenditures	$415 million to $490 million	no change
Depreciation and amortization expense	$275 million to $280 million	$270 million to $275 million

Conference Call Information

A conference call to discuss first quarter of fiscal 2024 results is scheduled for today, May 30, 2024, at 4:30 p.m. Eastern Time / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to dial (877) 704-4453. Participants may also listen to a real-time audio webcast of the conference call by visiting the Investor Relations section of the Company’s website located at https://www.ulta.com/investor. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty. All in One Place®. Today, Ulta Beauty operates 1,395 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, elevated interest rates and recessionary concerns, as well as continuing labor cost pressures, and transportation and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (the replacement of our enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters, which could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;

●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results which could lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 3, 2024, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	May 4,		April 29,
	2024		2023
	(Unaudited)		(Unaudited)
Net sales	$2,725,848	100.0%	$2,634,263	100.0%
Cost of sales	1,656,068	60.8%	1,579,406	60.0%
Gross profit	1,069,780	39.2%	1,054,857	40.0%

Selling, general and administrative expenses	665,913	24.4%	612,129	23.2%
Pre-opening expenses	2,919	0.1%	658	0.0%
Operating income	400,948	14.7%	442,070	16.8%
Interest income, net	(6,900)	(0.3%)	(7,348)	(0.3%)
Income before income taxes	407,848	15.0%	449,418	17.1%
Income tax expense	94,735	3.5%	102,367	3.9%
Net income	$313,113	11.5%	$347,051	13.2%

Net income per common share:
Basic	$6.51		$6.92
Diluted	$6.47		$6.88

Weighted average common shares outstanding:
Basic	48,125		50,153
Diluted	48,381		50,469

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 4,	February 3,	April 29,
	2024	2024	2023
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$524,596	$766,594	$636,449
Receivables, net	203,463	207,939	190,282
Merchandise inventories, net	1,906,040	1,742,136	1,751,235
Prepaid expenses and other current assets	126,529	115,598	108,014
Prepaid income taxes	—	4,251	—
Total current assets	2,760,628	2,836,518	2,685,980

Property and equipment, net	1,195,658	1,182,335	1,019,978
Operating lease assets	1,561,767	1,574,530	1,559,560
Goodwill	10,870	10,870	10,870
Other intangible assets, net	434	510	1,015
Deferred compensation plan assets	45,718	43,516	37,002
Other long-term assets	56,864	58,732	61,314
Total assets	$5,631,939	$5,707,011	$5,375,719

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$463,777	$544,001	$621,272
Accrued liabilities	332,692	382,468	308,583
Deferred revenue	398,729	436,591	357,217
Current operating lease liabilities	284,815	283,821	288,133
Accrued income taxes	92,711	11,310	58,695
Total current liabilities	1,572,724	1,658,191	1,633,900

Non-current operating lease liabilities	1,607,953	1,627,271	1,610,256
Deferred income taxes	89,556	85,921	57,490
Other long-term liabilities	60,963	56,300	56,005
Total liabilities	3,331,196	3,427,683	3,357,651

Commitments and contingencies

Total stockholders’ equity	2,300,743	2,279,328	2,018,068
Total liabilities and stockholders’ equity	$5,631,939	$5,707,011	$5,375,719

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 4,	April 29,
	2024	2023
	(Unaudited)	(Unaudited)
Operating activities
Net income	$313,113	$347,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,739	57,949
Non-cash lease expense	77,938	75,478
Deferred income taxes	3,635	2,144
Stock-based compensation expense	10,082	9,721
Loss on disposal of property and equipment	2,975	1,451
Change in operating assets and liabilities:
Receivables	4,476	9,140
Merchandise inventories	(163,904)	(147,784)
Prepaid expenses and other current assets	(10,931)	22,232
Income taxes	85,652	97,003
Accounts payable	(74,069)	62,257
Accrued liabilities	(43,846)	(98,515)
Deferred revenue	(37,862)	(37,460)
Operating lease liabilities	(83,500)	(78,562)
Other assets and liabilities	10,842	(17,204)
Net cash provided by operating activities	159,340	304,901

Investing activities
Capital expenditures	(91,024)	(109,766)
Other investments	(2,563)	(314)
Net cash used in investing activities	(93,587)	(110,080)

Financing activities
Repurchase of common shares	(289,431)	(283,517)
Stock options exercised	8,913	8,927
Purchase of treasury shares	(23,283)	(21,659)
Debt issuance costs	(3,950)	—
Net cash used in financing activities	(307,751)	(296,249)

Net decrease in cash and cash equivalents	(241,998)	(101,428)
Cash and cash equivalents at beginning of period	766,594	737,877
Cash and cash equivalents at end of period	$524,596	$636,449

Exhibit 4

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2024	quarter	quarter	quarter	end of the quarter
1st Quarter	1,385	12	2	1,395

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2024	the quarter	quarter	during the quarter	quarter
1st Quarter	14,515,593	114,786	15,615	14,614,764

Exhibit 5

Ulta Beauty, Inc.

Sales by Category

The following table sets forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	May 4,	April 29,
	2024	2023
Cosmetics	42%	44%
Skincare	23%	22%
Haircare	19%	19%
Fragrance	10%	9%
Services	4%	4%
Other	2%	2%
	100%	100%

Certain sales departments were reclassified between categories in the prior year to conform to current year presentation, including moving the bath category from Fragrance to Skincare.